Exhibit 99.1

Creative Medical Technologies Receives Exclusive License to Key Amniotic Fluid Stem Cell Patent from University of California System

Patent Rights Cover Multipotent Amniotic Fetal Stem Cells

Phoenix, AZ, November 2, 2016—Creative Medical Technology Holdings, Inc. (OTCQB:CELZ) announced today signing of an exclusive license agreement with the University of California System to commercialize and develop a novel type of amniotic fluid derived stem cell as disclosed in issued US Patent No. 7,569,385. The license agreement was entered into by Creative Medical Technologies, Inc. (CMT), the wholly owned subsidiary of CELZ, on August 25, 2016.

The stem cell covered by the patent is derived from amniotic fluid of pregnant women, which is obtained during routine amniocentesis. These cells are considered adult stem cells since no fetal damage occurs during their extraction. Amniotic fluid stem cells have been demonstrated by scientists from independent research institutions to be effective in animal models of stroke, heart attack, liver failure, colitis, diabetes, emphysema, and kidney injury.

“Stem cells are the natural repair mechanisms of the body. By obtaining an exclusive license to this cell type we are in a position to tackle almost any of the major degenerative diseases,” said Dr. Amit Patel, Board member of CELZ and CMT, and Director of Clinical Regenerative Medicine and Tissue Engineering at the University of Utah. “Currently we are focusing on use of these cells to treat premature ovarian failure, a condition associated with atrophy of cells supporting the female eggs.”

“There are very few anatomical locations in the body from which adult stem cells can be extracted, specifically, bone marrow, adipose tissue, placenta, cord blood, and amniotic fluid. I believe this license positions us to leverage data from hundreds of studies that have already been performed with amniotic fluid stem cells after the filing of the licensed patent,” said Dr. Thomas Ichim, Board Member of CELZ and CMT. “We intend to focus our initial work on regeneration of ovaries that have degenerated either because of age, chemotherapy, or radiotherapy.”

CELZ, through CMT, is focused on developing a pipeline of cellular-based therapeutics that address male and female infertility, male and female sexual dysfunction, and prevent recurrent miscarriages

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to creativemedicaltechnology.com.

Forward-Looking Statements

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Contact:

Creative Medical Technology Holdings, Inc.
Timothy Warbington, CEO & President
(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.